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                                                                    EXHIBIT 99.1

                                     NEWS RELEASE
[VNCI LOGO]                          FOR IMMEDIATE RELEASE
                                     Contact:
                                     Robert Emery, Chief Financial Officer
                                     Video Network Communications, Inc.
                                     (603) 334-6741

                                     William A. Walkowiak, CFA
                                     Lippert/Heilshorn & Associates, Inc.
                                     (212) 838-3777


                       VIDEO NETWORK COMMUNICATIONS, INC.
                     TO APPEAL NASDAQ LISTING DETERMINATION

Portsmouth, NH (July 9, 2001) --Video Network Communications, Inc. (Nasdaq: VNCI and VNCIW), a provider of real-time video network communications solutions, today announced that the Company received a Nasdaq Staff Determination on July 2, 2001 indicating that the Company fails to comply with the net tangible assets requirement for continued listing under Marketplace Rule 4310(c)(2)(B), and that its securities are, therefore, subject to delisting from The Nasdaq SmallCap Market. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff's determination. The Company's securities will continue to trade on The Nasdaq SmallCap Market pending the Panel's decision. There can be no assurance the Panel will grant the Company's request for continued listing.

        "We remain confident in a bright future for VNCI," said Carl Muscari, Chairman and CEO. "In our appeal, we expect to establish that the financial results of the Company's operations through the first six months of 2001 are consistent with meeting or exceeding minimum listing requirements for VNCI to remain on The Nasdaq SmallCap Market. We will also detail at that time a concrete operating plan that should sustain this momentum and thereby assure our continued compliance for the foreseeable future."

ABOUT VIDEO NETWORK COMMUNICATIONS, INC.

        Video Network Communications designs, develops, and markets video distribution systems that provide full-motion, high-resolution video networking, enabling video broadcast distribution, retrieval of stored video-on-demand and interpersonal video communications. VNCI's patented technology allows the VNCI Video System to use the active telephone wiring to bring TV-quality video anywhere there is a phone jack. The Company's ISDN/IP and Universal (ATM) Gateway solutions extend the system's reach from enterprise


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desktops out to the wide-area-networks (WANs). The Company's common stock and warrants are listed on The Nasdaq SmallCap Market under the symbols "VNCI" and "VNCIW" respectively. VNCI can be found at www.vnci.net.

        Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results and future events may vary significantly based on a number of factors, including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions and other risk factors detailed in the Company's most recent filings with the Securities and Exchange Commission.

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